FORM 10-Q

Exhibit 2.2(h)


                     GUARANTY AGREEMENT



     GUARANTY AGREEMENT, dated as of the 14th day of June, 1995 (the "Agreement"), among COMPANIA INDUSTRIAL DE PARRAS, S.A. DE C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States (the "Guarantor"), and CONE MILLS CORPORATION, a North Carolina corporation ("Cone").

                          RECITALS

     Parras-Cone de Mexico, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States (the "Company") and Morgan Guaranty Trust Company of New York, a New York State banking corporation (the "Bank") are parties to a Promissory Note dated as of June 1995 (the "Note"). The Company's obligations under the Note are guaranteed by Cone pursuant to the Guaranty, dated as of the date hereof (the "Cone Guaranty"), between Cone and the Bank. Capitalized terms used herein not otherwise defined have the meanings assigned to them in the Cone Guaranty. As an inducement to Cone to execute the Cone Guaranty and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cone and the Guarantor agree as follows:

1. Guaranty of Payment. The Guarantor, as primary obligor and not as surety only, hereby unconditionally guarantees to Cone the due, punctual and complete payment (whether at stated maturity, upon acceleration or otherwise) of
     (a) until all obligations of the Company under the Note have been paid or discharged in full (either through payment in full in cash or through offset against the subscription price payable by Cone in respect of the issuance to Cone of ordinary voting shares of the Company (the "JV stock") and inscription of Cone as legal and beneficial owner of said shares (the latter being referred to as a "Subscription by Offset")), (i) any amounts arising out of or in connection with the Note, including without limitation fees, principal and interest payments and other obligations of the Company under the Note, and (ii) all expenses of collection, counsel fees and other expenses incurred by the Bank in connection


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FORM 10-Q

Exhibit 2.2(h)   (continued)


     with the enforcement of its rights underthe Note or under the Cone Guaranty; and (b) at any time, all legal fees or other expenses incurred by Cone in connection with the enforcement of the Note or the Cone Guaranty (collectively, the "Guaranteed Obligations"), provided that the Guarantor shall have no obligation hereunder unless and until such time as Cone becomes obligated to the Bank under the Cone Guaranty. Upon any default of the Company in the payment of any of the Guaranteed Obligations, the Guarantor agrees that it will forthwith, upon receipt of a written demand from Cone, pay to Cone, at the place and in the manner specified in such demand, the total amount of the Guaranteed Obligations payable as of the date of such demand, plus interest on the total amount owing under the Note on the date of such default from the date of such default to the date of payment of such amount at a rate per annum equal to three-month U.S. Dollar LIBOR plus five percent. This guaranty (the "Guaranty") is a guaranty of payment and not merely a guaranty of collection.

2. Put Right. In the event that any obligations of the Company under the Note shall have been discharged by Cone through a Subscription by Offset, Cone shall have the right, by notice to the Guarantor, to require the Guarantor to purchase, up to one-half of the total number of shares of JV Stock issued to Cone pursuant to such Subscription by Offset, for a price per share equal to the price per share paid for such shares by Cone. The Guarantor hereby agrees that within five days of receipt of such notice, the Guarantor shall pay to Cone such price in immediately available funds against delivery by Cone of all documents necessary to transfer to the Guarantor such shares of JV Stock, free and clear of all liens.

3.   Guaranty Unconditional and Absolute.  The obligations of
     the Guarantor hereunder shall be unconditional and
     absolute and, without limiting the generality of the
     foregoing, shall not be released, discharged or otherwise
     affected by:

     (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company, Cone or any other guarantor of any of the Guar-anteed Obligations;

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FORM 10-Q

Exhibit 2.2(h)   (continued)


     (ii) any release, exchange, non-perfection or invalidity of any direct or indirect security for any of the Guaranteed Obligations;

     (iii) any modification or amendment of or supplement to the Note or the Cone Guaranty, it being understood that CIPSA shall be notified of any such modification, amendment or supplement to the Note or the Cone Guaranty;

     (iv) any change in the corporate existence (including its constitution, laws, rules, regulations or powers), structure or ownership of the Company, Cone or the Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or Cone or their assets, the Guarantor or any other guarantor of any of the Guaranteed Obligations;

     (v) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Cone, the Company, the Bank or any other corporation or person, whether in connection herewith or in connection with any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

     (vi) any invalidity or unenforceability relating to or against Cone or any other guarantor for any reason of the Cone Guaranty or any other guaranty agreement, or any provision of applicable law or regulation purporting to prohibit payment by Cone of amounts to be paid by it under the Cone Guaranty or any of the Guaranteed Obligations or under any such guaranty agreement; or

     (vii) any other act or omission to act or delay of any kind by the Company, Cone, any other guarantor, the Bank or any other corporation or person or any other circumstance whatsoever which might, but for the provi-sions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder.

4. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor's obligations hereunder constitute a guarantee of payment and not of collection merely and shall remain in full force and effect until the Guaranteed Obligations shall have been paid in full in accordance with the terms hereof and of

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FORM 10-Q

Exhibit 2.2(h)   (continued)


     the Cone Guaranty. If at any time any payment of any of the Company's obligations under the Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.

5. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of dishonor and any notice not provided for herein, as well as any requirement that at any time any person exhaust any right or take any action against Cone, the Company or its assets or any other guarantor or person.

6. Subrogation. Upon making any payment under the Guaranty, the Guarantor shall be subrogated to the rights of Cone against the Company with respect to such payment; provided that the Guarantor shall not enforce any right or receive any payment by way of subrogation until all Guaranteed Obligations have been fully paid and satisfied.

7. Subordination. The Guarantor hereby agrees that until such time as all of the Guaranteed Obligations shall be paid and performed in full, all obligations of the Company to the Guarantor are and shall be expressly subordinated in right of payment to the prior payment of the Guaranteed Obligations.

8. Right of Set-Off. The Guarantor, Telas Parras, S.A. de C.V. ("Telas") and each other Affiliate of the Guarantor hereby agrees that Cone may set off any amounts owed from time to time by Cone or any of its affiliates to the Guarantor, Telas or any other Affiliate of the Guarantor against any amounts owed by the Guarantor to Cone hereunder. For purposes of this Guaranty, "Affiliate" shall mean any person directly or indirectly controlling or controlled by or under common control with the Guarantor, including (without limitation) any person beneficially owning or holding 5% or more of any class of voting securities of the Guarantor or any other corporation of which the Guarantor or any subsidiary of the Guarantor owns or holds 5% or more of any class of voting securities, provided that, for purposes of this

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FORM 10-Q

Exhibit 2.2(h)   (continued)


     definition, "control" (including, with correlative mean-ings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

9. Stay of Acceleration Ineffective with Respect to Guarantor. In the event that acceleration of the time for payment of any amount payable by the Company under the Note is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration or required to be paid upon an early termination pursuant to the terms of the Note shall nonetheless be payable by the Guarantor hereunder forthwith on demand by Cone.

10. Representations. The Guarantor hereby represents and warrants to Cone that (a) the Guarantor is a sociedad anonima de capital variable duly organized and existing under the laws of the United Mexican States and is duly authorized to enter into and perform this Agreement which constitutes a valid and enforceable obligation of the Guarantor, (b) neither the execution or delivery of this Agreement nor the performance by the Guarantor of its obligations hereunder will violate the Guarantor's estatutos or any provision of law or any agreement, indenture, note or other instrument binding upon the Guarantor or give cause for acceleration of any indebtedness of the Guarantor, (c) no authority from or approval by any governmental body, commission or agency is required in connection with the execution or validity of this Agreement, (d) there are no actions, suits or proceedings pending against or, to the knowledge of the Guarantor, threatened against or affecting, the Guarantor or any of its subsidiaries, in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition, business, operations or prospects of the Guarantor or the ability of the Guarantor to perform its obligations under this Agreement and (e) the Guarantor owns 50% of the issued and outstanding shares of capital stock of the Company.


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Exhibit 2.2(h)   (continued)



11. Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Guarantor and its successors and assigns, Telas and its successors and assigns and Cone and its successors and assigns. Neither the Guarantor nor Telas may assign its rights and obligations hereunder without the prior written consent of Cone, and any such purported assignment without the written consent of Cone will be void.

12. Amendments and Waivers. No provision of this Agreement may be amended, supplemented or modified, nor any of the terms and conditions hereof or thereof waived, except by a written instrument executed by the Guarantor, Telas and Cone.

13. Expenses and Taxes. Without limiting the generality of the Guarantor's obligations hereunder, the Guarantor agrees to pay to Cone upon its request all reasonable costs and expenses, including fees and disbursements of counsel and taxes, incurred by Cone in enforcing its rights under this Agreement, and in connection with any default under the Note and collection or other enforcement proceedings against any person or assets resulting therefrom, all of which shall be "Guaranteed Obligations" the payment of which is guaranteed hereunder. The Guarantor agrees that all amounts payable under this Agreement shall be paid without set-off or counterclaim and free and clear of, and without deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any governmental or taxing authority to which the Guarantor is subject.

14. Full Recourse Obligations. The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties.

15. Notices. All notices under the terms and provisions hereof shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by telecopy or overnight courier service:



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FORM 10-Q

Exhibit 2.2(h)   (continued)



     (a)  if to Cone, at:
          Cone Mills Corporation
          1201 Maple Street,
          Greensboro, North Carolina  27405
          Attention:  General Counsel
          Telecopy: (919) 379-6972

     (b)  if to the Guarantor, at:
          Compania Industrial de Parras, S.A. de C.V.
          Paseo de las Palmas 731, Piso 7
          Colonia Lomas de Chapultepec
          Mexico, D.F.  11000
          Attention:  Director General
          Telecopy:  011-525-520-8631

     or at such other address as Cone or the Guarantor may designate in writing to the other.

16. Judgment Currency. The Guarantor's obligation in respect of any sum due by it to Cone hereunder shall, notwithstanding any judgment in a currency other than U.S. Dollars (the "Specified Currency"), be discharged only to the extent that on the business day following receipt by Cone of any sum adjudged to be so due in such other currency Cone may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the Specified Currency so purchased is less than the sum originally due to Cone in the Specified Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Cone against such loss.

17. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OR JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF CONE, THE GUARANTOR AND TELAS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF CONE, THE GUARANTOR AND TELAS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT

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FORM 10-Q

Exhibit 2.2(h)   (continued)



     IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE GUARANTOR, TELAS AND CONE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEM-PLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         COMPANIA INDUSTRIAL DE PARRAS,
                           S.A. DE C.V.


                         By: /s/ RODOLFO GARCIA MURIEL
                              Name:  Rodolfo Garcia Muriel
                              Title:  Chief Executive Officer


                              CONE MILLS CORPORATION


                         By: /s/  NEIL W. KOONCE
                              Name:  Neil W. Koonce
                              Title:  Vice President

Agreed to for purposes of
Sections 8, 11 and 17:


TELAS PARRAS, S.A. DE C.V.


By: /s/ RODOLFO GARCIA MURIEL
     Name:  Rodolfo Garcia Muriel
     Title:  Chief Executive Officer



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